Exhibit 99.1

Andrew S. Bryant Named President of Arrow Electronics’ Enterprise Computing Solutions Business

MELVILLE, N.Y.--(BUSINESS WIRE)--Arrow Electronics, Inc. (NYSE:ARW) announced today that Andrew S. Bryant has been named president of the company’s Enterprise Computing Solutions business segment, effective April 21.

Mr. Bryant will have responsibility for the global operations of Arrow Enterprise Computing Solutions (ECS) and will report to Michael J. Long, president and chief operating officer of Arrow Electronics, Inc. Arrow ECS provides enterprise and midrange computing products, services and solutions to value-added resellers, system integrators and independent software vendors.

Mr. Bryant joins Arrow with over 26 years of experience in the technology distribution industry. Most recently, he served as chief operating officer for Jennings Strouss, a prominent law firm in the Phoenix area. Previously he was president of Avnet Logistics for Avnet, Inc. and held a series of president-level sales, marketing and operational roles within the company. He also served as general manager of Future Electronics, a distributor of electronic components and connector products. Mr. Bryant serves on the board of 4SmartPhone and holds a Bachelor of Arts degree in history from the University of Maryland.

“Andy brings a wealth of experience to the business and is a strong addition to our leadership team,” said Mr. Long. “As we look to create further long-term opportunities for our resellers, vendors and end customers, Andy will work to build upon and accelerate the continued growth and success of our ECS business.”

M. Catherine Morris who served as co-president of Arrow ECS has been appointed to the role of chief strategy officer for Arrow, reporting to Mr. Long. Ms. Morris, who joined the company in 1994 and has held a number of senior leadership positions, will oversee strategic and operational initiatives across the company’s businesses.

Kevin Gilroy who also was co-president of Arrow ECS will be leaving Arrow to pursue other interests.

“We thank Kevin for his contributions to the success and growth of ECS, and wish him well in his new endeavors,” said Mr. Long.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

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